Exhibit 10.1
SOFTWARE AND SERVICES AGREEMENT
          THIS SOFTWARE AND SERVICES AGREEMENT (this “Agreement”), dated as of this 31st day of May, 2006 (the “Effective Date”), is made by and between Health Benefits Direct Corporation (“HBDC”), having a place of business at 5 Radnor Corporate Center, Suite 555, Radnor, Pennsylvania 19087, Insurint Corporation (“Insurint”), having a place of business at 5 Radnor Corporate Center, Suite 555, Radnor, Pennsylvania 19087 and Realtime Solutions Group, L.L.C. (“Vendor”), having a place of business at 20 North Wacker Drive, Suite 4000, Chicago, Illinois, 60606.
          WHEREAS, Vendor, Insurint and HBDC desire to enter into this Agreement to provide for, among other things, the license of certain software, technology and related documentation by Vendor to Insurint, and the development and ownership of derivative works thereof by Insurint.
          NOW THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and intending to be legally bound hereby, each of Vendor, Insurint and HBDC agrees as follows:
1. DEFINITIONS
          In addition to the capitalized terms defined throughout this Agreement, the following terms when used herein shall have the respective meanings assigned to them below:
          1.1 “Certificate of Compliance” means a written certificate of a duly authorized representative of Vendor stating that the Software functions in compliance with the written specifications provided by Vendor.
          1.2 “Deliverables” means the Derivative Works, customizations and any other processes and information developed or created for or provided to Insurint by, or on behalf of, Insurint, Primary Contractor, Secondary Contractor or Vendor, including any Derivative Works, customizations and any other processes and information developed by Primary Contractor or Secondary Contractor during the performance of the Services.
          1.3 “Derivative Works” means the Materials, as modified or enhanced by or on behalf of Insurint or as part of the Services, and any modifications, enhancements and derivative works based on, or derived from, the Materials, including without limitation any translation, abridgement, condensation, or any other form in which a work may be recast, transformed, or adapted.
          1.4 “Disabling Code” means any lock, clock, timer, counter, copy protection feature, replication device, “virus” or “worm,” as those terms are commonly used in the computer industry, or other software code that may (a) lock, disable, or erase any software, programs, or data of Users, (b) limit or prevent full use of or copying of the materials as permitted under this Agreement, (c) harm or otherwise interfere with servers or data processing hardware (including terminals, auxiliary storage, and communication and peripheral devices), or (d) require action or intervention by Vendor or any other person to allow use of the materials as permitted under this Agreement.
          1.5 “Documentation” means, when used with respect to software or other technology, all documentation, technical manuals, operator and user manuals, flow diagrams, file descriptions and other written information describing the functions, operational characteristics and specifications of such software or other technology, or explaining how to install, use, maintain and/or support such software or other technology.
          1.6 “Insurint Agent” means any Person engaged in marketing, promoting or selling health benefits or insurance policies, products or services, which Person shares any portion of the corresponding compensation from any such sales with Insurint.
          1.7 “Insurint Customer” means any Person to whom Insurint and its affiliates and subsidiaries provide products or services, and the direct and indirect customers of any such Person.
          1.8 “Insurint Data” means (a) all data and information provided by or on behalf of any User, (b) all data and information of any User(s) to which Vendor has access under this Agreement, and (c) all data and information obtained, developed or produced by Vendor in connection with any of the foregoing.

          1.9 “Laws” means laws, rules, regulations or orders of any governmental, regulatory or judicial authority or the rules of any stock exchange.
          1.10 “Maintenance Services” means support and maintenance services for the Software provided by Vendor to Insurint pursuant to this Agreement or any attachments hereto.
          1.11 “Materials” means the Software, and all Documentation, Source Code and Object Code associated with the Software.
          1.12 “Nonconformity” means an error or defect in the Software or in any Deliverable, or any other failure of the Software or Deliverable to operate in compliance with the Software’s or Deliverable’s corresponding Documentation, written specifications published by Vendor, or any written specifications agreed to in writing by both parties hereto.
          1.13 “Object Code” means computer programming code, routines and programs in machine executable form.
          1.14 “Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, association, unincorporated organization or other form of entity.
          1.15 “Privacy Laws” means all laws, rules, regulations and court orders governing the privacy of the Insurint Data, including without limitation the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as the same may be amended from time to time, and similar laws, rules, regulations and court orders in other jurisdictions.
          1.16 “Professional Services” means the customization and other professional services provided by or on behalf of Vendor to Insurint, as further described in Exhibit B hereto.
          1.17 “Services” means the Professional Services, Maintenance Services and any other support or training services provided by Vendor to Insurint.
          1.18 “Software” means the software programs and technology listed on Exhibit A, as such list may be jointly amended by the parties from time to time, all Object Code and Source Code relating thereto and all updates, new versions, new releases and upgrades to the Software offered or created by or for Vendor.
          1.19 “Source Code” means computer programming code, routines and programs in human and machine readable form, including, to the extent available, all documentation, programming specifications, listings of instructions, diagrams and drawings necessary to understand, use and maintain such computer programming code, routines and programs.
          1.20 “System” means any information technology product, solution or service with which the Software operates or shares data, including without limitation any operating system, development platform, or application software.
          1.21 “Users” means (a) Insurint and its affiliates and subsidiaries and their respective employees, agents and providers; (b) Insurint Customers, insurance carriers and other persons or entities authorized by Insurint; and (c) Insurint Agents.
2. LICENSE RIGHTS
          2.1 License Grant. Vendor hereby grants to Insurint a worldwide, transferable (if transferred in accordance with Section 12.3), non-exclusive, perpetual, irrevocable right and license to use, display, copy, modify, enhance and access (“Use”) the Materials and create Derivative Works for Use within, and strictly limited to, the field of use of the marketing, promotion and sale of health benefits or insurance products by Insurint or its affiliates or subsidiaries or any of their respective employees and agents, or an Insurint Agent. The foregoing license grant includes the right to grant sublicenses (through one or more tiers) to provide access to and use of the Materials to Users, solely in support of the marketing, promotion and sale of health benefits or insurance products where the sale is made by Insurint, or its affiliates or subsidiaries or any of their respective employees and agents or by an Insurint Agent. The Users may use, display, copy, modify, enhance, access and create Derivative Works of, and based on, any product, solution or service developed, based on or incorporating the Materials or any derivative work thereof at multiple locations simultaneously, both within and outside the United States. The license rights granted to Insurint hereunder shall include rights to practice under any patents owned or licensed to Vendor claiming or covering the Materials or any features, functions or methodologies embodied therein.

          2.2 Delivery. Within two calendar days following the Effective Date and upon Insurint’s request, Vendor shall deliver to Insurint master copies of the Materials (including both Object Code and Source Code of the Software). Thereafter, promptly after Vendor first distributes an update to or new version, release or upgrade of any Software and Documentation to any other customer of Vendor (and in any event within ten calendar days), Vendor shall deliver to Insurint master copies of such Software and Documentation.
          2.3 Acceptance. Following delivery of the Software under this Agreement, Insurint (itself or through one or more third parties) shall test and implement the Software. If, following such acceptance testing, Insurint notifies Vendor that the Software contains one or more Nonconformities, Vendor shall make continuous, commercially reasonable efforts to repair or replace such item within ten calendar days of its receipt of such notice of Nonconformities and shall deliver a Certificate of Compliance to Insurint to indicate that Insurint may begin retesting. If Vendor cannot correct the Software so that it is free of Nonconformities within a thirty day period, then Insurint may, in addition to other rights and remedies that may be available to Insurint, terminate this Agreement, return to Vendor the Software and, Vendor shall reimburse Insurint for the full amount previously paid under this Agreement for the Software or such portions of the Software, as applicable, within 30 calendar days following receipt of the rejected item by Vendor.
          2.4 No Dependency. The continuation of license rights granted under this Agreement shall not be dependent on Insurint purchasing or continuing to purchase any maintenance or support services from Vendor.
          2.5 Professional Services. Vendor shall provide the Professional Services at the request of Insurint and pursuant to this Agreement and the terms and conditions set forth on Exhibit B.
3. INTELLECTUAL PROPERTY RIGHTS
          3.1 Materials. Vendor owns and shall continue to own all intellectual property in or attached to the Materials, subject to the license rights granted by Vendor hereunder and the ownership rights in Sections 3.2, 3.3, 3.4 and 3.5.
          3.2 Deliverables. Vendor hereby irrevocably and perpetually assigns to Insurint all right, title, and interest (including all copyrights, patent rights and rights of invention) in and to the Deliverables.
          3.3 Derivative Works. Insurint shall own, and Vendor hereby irrevocably and perpetually assigns to Insurint, all right, title and interest (including all copyrights, patent rights and rights of invention) in Derivative Works made by or on behalf of Insurint, Insurint Customers, any other agents of Insurint or by Vendor as part of the Professional Services and no license is granted to Vendor with respect to such Derivative Works.
          3.4 Insurint Course Materials. Insurint shall have the right to create courses and course materials in order to train its employees on the use of the Software. Any such courses and course materials created by Insurint shall be the exclusive and proprietary property of Insurint.
          3.5 Insurint Ownership of Insurint Data. All Insurint Data, together with any associated copyright and other intellectual property rights, shall be the sole and exclusive property of Insurint, free and clear of all liens, encumbrances or other security interests. Without Insurint’s prior written approval (in its sole discretion), the Insurint Data shall not be: (a) used by Vendor other than in connection with fulfilling its obligations under this Agreement, (b) disclosed, sold, assigned, leased or otherwise provided to third parties by Vendor, or (c) commercially exploited by or on behalf of Vendor. Vendor hereby irrevocably assigns, transfers and conveys to Insurint without further consideration all of its right, title and interest in and to the Insurint Data, together with any copyright and other associated intellectual property rights. Upon Insurint’s request, Vendor shall execute and deliver to Insurint all instruments and other documents, and shall take such other actions as may be necessary or as reasonably requested by Insurint, so that Insurint may protect and defend its rights in and to such Insurint Data and associated copyright and other intellectual property rights.
          3.6 Further Assurances. Upon the request of Insurint, Vendor shall execute and deliver any and all additional instruments and documents and take such other future actions as may be necessary or reasonably requested by Insurint to document Insurint’s rights in and to the Deliverables and Derivative Works or to enable Vendor to secure, register, maintain, enforce, and otherwise fully protect its rights in and to the Deliverables and Derivative Works.

4. MAINTENANCE AND SUPPORT
          Vendor shall provide Insurint with Maintenance Services for the Software, while the Maintenance Services are in effect, as follows:
          4.1 Vendor shall provide telephone assistance and such other services and assistance as are necessary to cause the Software to perform in accordance with its Documentation and specifications and to otherwise cause the Software to conform to the warranties set forth in this Agreement. Availability of assistance and response times shall be set forth in Exhibit C.
          4.2 Vendor shall be responsible for resolving all problems with the Software reported by Insurint that impair one or more of the essential features or functions of the Software, including without limitation diagnosing whether a problem is related to hardware or to the Software and, in the case of a problem related to the Software, taking the steps necessary to cause the appropriate response to be made to such problem. If it is determined that the problem is caused by Insurint’s hardware, then Vendor will be compensated for its time in diagnosing the problem. In any event, Vendor shall fully cooperate with other vendors as necessary to resolve any such problems.
          4.3 Vendor shall provide Insurint at any scheduled release date (at no charge) (i) while the Maintenance Services are in effect with all new releases, enhancements, updates, corrections or other modifications (regardless of how characterized) to the Software and (ii) during the first five years while the Maintenance Services are in effect, all new versions of the Software (including, updates and corrections to the Source Code for items provided pursuant to clauses (i) or (ii) of this paragraph) that are distributed, designed, developed or created by Vendor. Without limiting the foregoing, Vendor shall provide updates to the Software to enable them to operate under new versions or releases of the operating systems used by Insurint so long as they are technically feasible.
          4.4 Vendor shall, upon discovery, notify Insurint of any known problems with the Software and shall provide to Insurint any discrepancy reports or technical newsletters when such problems are identified and listing all known “bugs” and their status and, to the extent possible, providing “fixes” and/or work-around procedures for such problems.
          4.5 Maintenance Services shall be provided at no charge for the first 12 months from date of acceptance of the Software (the “Initial Period”).
          4.6 Following the Initial Period, Insurint shall have the option to require Vendor to provide additional Maintenance Services to Insurint in accordance with Exhibit A. In the event Insurint so elects, Insurint shall pay to Vendor an annual fee of $100,000, payable as set forth in Exhibit A, for any future Maintenance Services to be provided by Vendor.
          4.7 Subject to the provisions of this Agreement allowing for suspension of Maintenance Service, Vendor shall, at the request of Insurint, provide Maintenance Services for at least 12 months beyond the Initial Period. Insurint may terminate Maintenance Services upon 30 days’ written notice, to be effective any time after the Initial Period, at which time the Maintenance Services shall cease and Insurint shall no longer be obligated to pay additional fees for such Maintenance Services, or, if the maintenance fee was prepaid for a specified period of time, Vendor shall refund a prorated amount for the period covered by the fee remaining after termination is effective. Insurint may have Maintenance Services reinstated after any cancellation thereof upon written request to Vendor.
          4.8 After the Initial Period plus the first year of Maintenance Services, Vendor may terminate Maintenance Services at any time upon 90 calendar days’ prior written notice; provided, however, that if Vendor does so and Insurint does not have a current version of the Source Code for the Software involved, Vendor shall provide that Source Code to Insurint, upon Insurint’s request, at least 60 calendar days prior to the actual termination of Maintenance Services.
          4.9 Each party hereto acknowledges and agrees that the provision of Maintenances Services by Vendor to Insurint shall not be a requirement of obtaining or continuing Insurint’s license rights under this Agreement. If for any reason the Maintenance Services are terminated, Insurint’s rights under this Agreement shall not be affected in any manner. Without limiting the foregoing, if Vendor becomes the subject of a Bankruptcy Event and in connection therewith Vendor is relieved of its obligations under this Agreement with respect to the Maintenance Services pursuant to Section 365(n) of the Bankruptcy Code or Vendor otherwise ceases to perform such obligations in connection with the Bankruptcy Event, the portions of the applicable schedule covering Maintenance Services shall terminate automatically upon the occurrence of the Bankruptcy Event and Insurint shall be relieved of Insurint’s payment obligations with respect to the Maintenance Services without affecting Insurint’s license rights under this Agreement (Insurint’s payment obligations with respect to Maintenance Services shall not be deemed to be “royalty payments,” as used in Section 365(n)(2)(B) of the Bankruptcy Code). For purposes of this Section 4.9, “Bankruptcy Event” shall mean (i) if Vendor becomes insolvent, (ii) if, voluntarily or involuntarily, proceedings by or against Vendor are instituted in bankruptcy or under any insolvency law, (iii) if a receiver or custodian is appointed for Vendor, (iv) if proceedings are instituted by or against Vendor for corporate reorganization or the dissolution of Vendor, which proceedings, if involuntary, shall not have been dismissed within 30 calendar days after the date of filing, (v) if Vendor makes an assignment for the benefit of creditors, or (vi) if substantially all of the assets of Vendor are seized or attached and not released within 30 calendar days thereafter.
5. COMPENSATION
          5.1 Fees. In consideration of the license rights granted by Vendor hereunder and the other covenants of Vendor hereunder, HBDC shall pay to Vendor, on behalf of Insurint, the license fees as set forth in Exhibit A (the “License Fees”). No other fees or amounts beyond those expressly set forth in this Agreement are required for Insurint or the Users to enjoy all of the rights granted under this Agreement.
          5.2 Taxes. Insurint shall be responsible for all federal, state, local and other sales, use and other similar taxes that may be imposed by law upon Insurint or Vendor, other than taxes based upon the income of Vendor with respect to the license rights granted hereunder. Where Vendor is required to collect and remit any such taxes under applicable law, Vendor shall separately state such taxes on its invoices to Insurint and shall remit all amounts received on account thereof to the appropriate taxing authority. Vendor shall maintain full and detailed records of all such taxes invoiced to Insurint and paid to the taxing authority by Vendor.
          5.3 Invoices. Vendor shall submit invoices to Insurint as specified in Exhibit A detailing the amounts payable by Insurint hereunder. Insurint shall remit payment to Vendor within 30 calendar days following its receipt of each such invoice; provided that Insurint may withhold payment of any amounts that are disputed by Insurint in good faith pending resolution of the dispute.
          5.4 Best Customer Pricing by Vendor. Notwithstanding anything to the contrary herein, Vendor guarantees that the fees charged to Insurint hereunder shall be as good as or better than the fees and other amounts charged by Vendor to any of its other customers that have made arrangements with Vendor that are substantially similar to those hereunder for the receipt of similar license rights and with similar terms. Should Vendor provide any of such other customers with similar rights for lower fees or other amounts as compared to those charged to Insurint hereunder, Vendor shall promptly offer Insurint the benefit of such more favorable fees and other amounts. Upon Insurint’s reasonable request, Vendor shall provide written confirmation signed by an officer of Vendor that Vendor is in full compliance with the requirements of this Section.
6. REPRESENTATIONS, WARRANTIES AND COVENANTS
          6.1 Mutual. Each party hereto hereby represents and warrants to the other that (a) it has all requisite corporate power and authority (or if a party is not a corporation, such party represents and warrants that it has sufficient power and authority under its organizational documents or agreements) to enter into this Agreement and to carry out the transactions contemplated hereby, (b) the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate (or, as applicable, other entity) action on the part of such party, (c) this Agreement has been duly executed and delivered by such party and (assuming the due authorization, execution, and delivery hereof by the other party) is a valid and binding obligation of such party and enforceable against it in accordance with its provisions, and (d) its entry into this Agreement does not violate or constitute a breach of any agreement to which it is a party or otherwise bound.
          6.2 Materials and Deliverables. Vendor represents and warrants to Insurint that (a) Vendor has all necessary rights, title, licenses, permissions, and approvals required to grant the rights and licenses to the Materials and Deliverables as set forth in this Agreement, (b) Vendor has not received any written notice or claim, and is not otherwise aware, that the Materials or any Deliverable, or the use thereof as contemplated by this Agreement, infringes on or misappropriates, or would infringe on or misappropriate, the copyright, patent, trademark, trade secret, or other intellectual property or other proprietary rights of any third party, and (c) the Materials and the Deliverables, and use of each of the foregoing as contemplated by this Agreement, do not violate any laws, rules, or regulations of any governmental or judicial authority.

          6.3 Media. To the extent any of the Materials or Deliverables are furnished hereunder on magnetic, optical, or other storage media, Vendor represents and warrants to Insurint that such media shall be free from defects in material and workmanship under normal use for a period of one year from the date of its delivery by Vendor to Insurint (the “Media Warranty Period”). If Insurint, during the Media Warranty Period, notifies Vendor of any breach of the foregoing warranty, Vendor shall replace, at Vendor’s expense, the defective media.
          6.4 Services. Vendor represents and warrants to Insurint that (a) the professional staff it assigns to perform Services shall be competent to perform the Services rendered by them as required hereunder, and (b) the Services performed under this Agreement shall be of professional quality, consistent with generally accepted industry standards for the performance of services of a similar nature. If Insurint, within the 60 calendar days immediately following Vendor’s performance of any portion of the Services, notifies Vendor of any breach of the foregoing warranty that results in non-conforming Services, Vendor shall re-perform such Services such that they conform with the foregoing warranty. If Vendor is unable to properly re-perform such Services within a reasonable period of time, or if Insurint reasonably determines that such re-performance is impractical, Vendor shall, if so directed by Insurint, promptly refund to Insurint any fees for Maintenance Services or the Professional Services, as applicable, paid by Insurint for the non-conforming Services.
          6.5 Compliance with Law. Vendor represents and warrants to Insurint that in performing its obligations and exercising its rights under this Agreement, Vendor shall comply (and shall require all of its personnel and agents providing Services hereunder or otherwise involved in Vendor’s performance under this Agreement to comply) with all applicable laws, rules, regulations, and other governmental requirements relating to or affecting this Agreement or the work to be performed by Vendor hereunder, and that Vendor shall obtain and maintain all permits, licenses, and consents required in connection therewith. Without limiting the foregoing, Vendor represents and warrants to Insurint that in performing its obligations and exercising its rights under this Agreement, Vendor shall comply with all applicable privacy laws, as well as all regulations promulgated under any of the foregoing.
          6.6 No Open Source Code. Vendor represents and warrants to Insurint that neither the Software nor any Deliverables provided by Vendor to Insurint under this Agreement or any addendum hereto contain any freeware, computer code, or other items or materials that are subject to the GNU General Public License or any other open source license agreement.
          6.7 Operation of Software. Vendor represents and warrants to Insurint that, for a period of 12 months after acceptance (the “Software Warranty Period”), the Software shall not contain any Nonconformities. If Insurint, within the Software Warranty Period, notifies Vendor of any breach of the foregoing warranty, Vendor shall use commercially reasonable efforts to correct the Nonconformity. If Vendor is unable to correct the Nonconformity within 30 calendar days, Vendor shall, if so requested by Insurint, promptly refund to HBDC the License Fees (or refund to Insurint a portion of the fees for Maintenance Services, if the Nonconformity is related to an Update) paid by HBDC for the defective Software.
          6.8 Deliverables. Vendor represents and warrants to Insurint that, for a period of 12 months after acceptance (the “Deliverable Warranty Period”), the Deliverables (as delivered by Vendor) shall substantially conform to their applicable specifications. If Insurint, within the applicable Deliverable Warranty Period, notifies Vendor of any breach of the foregoing warranty, Vendor shall use commercially reasonable efforts to correct the Nonconformity. If Vendor is unable to correct the Nonconformity within 30 days, or if Insurint reasonably determines that such correction is impractical, Vendor shall, if so directed by Insurint, promptly refund to Insurint the fees paid by Insurint for the defective Deliverables.
          6.9 No Disabling Code. The Software does not contain, and Vendor shall not insert into the Software any Disabling Code. Vendor shall use up-to-date, appropriate and commercially available virus scanning software (e.g., McAfee, Norton) and shall institute and follow reasonable virus scanning procedures. Vendor shall take commercially reasonable precautions so that Vendor does not transmit a Virus to any Insurint computing system.
          6.10 THE WARRANTIES AND REPRESENTATIONS STATED WITHIN THIS AGREEMENT ARE EXCLUSIVE, AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
7. INSURANCE, DISCLAIMERS AND LIMITATIONS OF LIABILITY
          7.1 Insurance. Vendor shall carry at least the following insurance coverage throughout the Term:

               7.1.1 Commercial General Liability insurance, including personal injury, advertising injury, products and completed operations and contractual liability, in an amount not less than $2,000,000 per occurrence;
               7.1.2 Worker’s compensation in statutory limits;
               7.1.3 Professional Liability and Cyber Risk insurance in the minimum amount of $1,000,000 per claim and in the policy term aggregate, covering losses resulting from Vendor’s performance of the services in this agreement; and
               7.1.4 Employee dishonesty in a minimum amount of $300,000 per occurrence.
          7.2 Additional Obligations. Vendor shall furnish Insurint with certificates of insurance evidencing the above coverages and providing for at least 30 calendar days’ prior written notice to Insurint of cancellation or material modification. Except for the workers’ compensation policies, all policies of insurance shall name Insurint as an additional insured. Each policy shall contain a provision that no act or omission of Vendor shall affect or limit the obligation of the insurer to pay Insurint the amount of any loss sustained. The foregoing policies, with the exception of professional liability insurance, shall be carried on an occurrence basis. Insurance carried on a claims made basis shall be carried for a sufficient period after the Term of this Agreement to cover all claims. The insurance coverages shall be primary, and all coverage shall be non-contributing with respect to any other insurance or self insurance which may be maintained by Insurint. With the exception of professional liability and cyber risk insurance, all coverage required by this Agreement shall include a waiver of subrogation and a waiver of any insured-versus-insured exclusion regarding Insurint (provided that this waiver of subrogation shall not circumvent Vendor’s indemnification obligations under the terms of the Agreement). For the avoidance of doubt, any policy amounts or limitations shall not in any event be construed as limitations or expansions on Vendor’s liability under the Agreement. Vendor shall be responsible for risk of loss of, and damage to, equipment, software or other materials in its possession or under its control.
          7.3 Limitation on Certain Damages. EXCEPT IN CONNECTION WITH: (A) THE INDEMNIFICATION OBLIGATIONS OF VENDOR UNDER SECTION 8; (B) LIABILITY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF VENDOR OR ITS PERSONNEL; (C) EITHER PARTY’S LIABILITY FOR A BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 9 AND (D) EITHER PARTY’S AGGREGATE LIABILITY OBLIGATIONS UNDER SECTION 7.4, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY LOST PROFIT OR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING UNDER OR IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT, EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
          7.4 Maximum Aggregate Liability of the Parties. IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY WITH RESPECT TO ANY AND ALL CLAIMS AT ANY AND ALL TIMES ARISING FROM OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, IN CONTRACT, TORT, OR OTHERWISE, EXCEED THE AMOUNT OF $550,000.
8. INDEMNIFICATION
          8.1 By Vendor. Vendor shall defend Insurint, its affiliates, and their respective directors, officers, employees, agents, contractors, successors, and assigns (each, an “Indemnified Party”) from and against any and all claims, demands, investigations, and causes of actions by third parties (each, a “Claim”) to the extent such Claims are based on or arise from (a) any allegations that any of the Materials (including any open source code incorporated therein), Deliverables (as such Deliverables are delivered by Vendor), Professional Services or Maintenance Services infringe upon or misappropriates the patent, copyright, trademark, trade secret, or other intellectual property or proprietary rights of a third party, (b) any bodily injury (including death) or damage to or loss of any tangible personal or real property caused by the actions or omissions of Vendor, its affiliates, or any of their respective directors, officers, employees, agents, contractors, successors, or assigns, or (c) any allegation that any of Vendor’s personnel is an employee of Insurint by virtue of performing any Services under this Agreement or otherwise. In addition, Vendor shall indemnify and hold each Indemnified Party harmless from and against any and all damages, losses, fines, penalties, costs, and other amounts (including reasonable attorney’s fees and expenses) incurred or suffered by any such Indemnified Party in connection with any such Claims.
          8.2 Additional Remedy. If Insurint is enjoined or otherwise prohibited, or is reasonably likely in the opinion of Insurint’s counsel to be enjoined or otherwise prohibited, from using any of the Materials or Deliverables (as such Deliverables are delivered by Vendor), or a portion of any of the foregoing, based on a Claim covered by Vendor’s indemnification obligations under

Section 8.1(a) above, then Vendor shall, at its sole expense and option and in addition to fulfilling its obligations under Section 8.1: (a) obtain for Insurint the right to use the infringing portion(s) of the affected Materials or Deliverables, (b) modify the infringing portion(s) of affected Materials or Deliverables so as to render them non-infringing without substantially diminishing or impairing their functionality, (c) replace the infringing portion of the affected Materials or Deliverables with non-infringing items of substantially similar functionality, or (d) request that Insurint return the Materials or Deliverables in question to Vendor and Vendor shall promptly refund to HBDC the License Fees (or refund to Insurint a portion of the fees for Maintenance Services, if the Claim is related to an Update) paid by HBDC for the Materials.
9. CONFIDENTIAL INFORMATION
          9.1 Confidential Information means information, in any form, related to the subject matter of this Agreement and any of the projects hereunder (including any third party information), and the business of the disclosing party, which (a) derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from the disclosure or use of the information, (b) is the subject of efforts by the disclosing party or owner of the third party Confidential Information that are reasonable under the circumstances to maintain the secrecy of the information, (c) is identified by either party as “Confidential” and/or “Proprietary,” or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary, including this Agreement, or (d) is accessed by the receiving party and is of the nature that a reasonable person would consider or should consider such information to be of a confidential or proprietary nature, whether or not the disclosing party marks such information “confidential.”
          9.2 Except as otherwise permitted hereunder, neither party shall disclose to a third party Confidential Information of the other party. The receiving party shall use the same degree of care as it uses to protect the confidentiality of its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the Confidential Information of the disclosing party. The foregoing obligations shall not apply to any information that: (a) is required to be disclosed by law, subpoena or other process, (b) is disclosed in connection with any application for patent or copyright protection with respect to the intellectual property rights specified in Article 3 or (c) is disclosed in connection with any dispute, claim or action between the parties. Upon Insurint’s request or completion of Vendor’s obligations under this Agreement, Vendor shall return or destroy all material in its possession or control, in any medium, that contains or is based on Insurint’s Confidential Information.
          9.3 In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the disclosing party, the receiving party promptly shall: (a) notify the disclosing party upon becoming aware thereof; (b) take such actions as may be necessary or reasonably requested by the disclosing party to minimize the violation; and (c) cooperate in all reasonable respects with the disclosing party to minimize the violation and any damage resulting therefrom.
          9.4 The obligations of confidentiality hereunder shall survive the termination or expiration of this Agreement.
          9.5 Confidential Information shall not include any information that (a) is at the time of disclosure, or thereafter becomes, through a source other than the receiving party, publicly known, (b) is subsequently learned from a third party that does not impose an obligation of confidentiality on the receiving party, (c) was known to the receiving party at the time of disclosure, or (d) is developed independently by the receiving party.
          9.6 Each party’s Confidential Information shall remain the property of that party. Nothing contained in this Section 9 shall be construed as obligating a party to disclose its Confidential Information to the other party, or as granting to or conferring on a party, expressly or impliedly, any rights or license to the Confidential Information of the other party, and any such obligation or grant shall only be as provided by other provisions of this Agreement.
10. TERM AND TERMINATION; SURVIVAL
          10.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until terminated as set forth herein.
          10.2 Termination by Insurint. Insurint may terminate the Term of this Agreement, with or without cause, at any time on 30 calendar days’ prior written notice to Vendor.

     10.3 Survival. The following shall survive the termination of this Agreement: (a) provisions of Sections 1, 2.1, 2.4, 3, 7.3, 8, 9, 10.3, 10.4 and 12 and (b) any other provisions of this Agreement necessary to interpret the respective rights and obligations of the parties hereunder.
     10.4 Continuing License Rights. The license rights in the Materials granted under this Agreement shall survive any termination of this Agreement in perpetuity in accordance with the express terms of this Agreement, solely for the purpose of allowing Insurint and other Users to continue to provide Materials-based services to and otherwise support any of its or the Insurint Customers who have agreed to sublicense or otherwise receive the benefit of the Materials or receive any Materials-based products, solutions or services, prior to the effective date of such termination, except to the extent Insurint has requested, and received, a refund of all amounts payable hereunder.
11. CONSULTING SERVICES
     11.1 Use of Contractor. Vendor agrees to make Pete Gries (“Primary Contractor”) available to Insurint for the purpose of providing technical assistance and assistance in design, development and implementation, programming, training, consulting, project management and other related services as designated by Insurint and Primary Contractor from time to time (the “Contractor Services”) for a period of 12 months following the Effective Date (the “Initial Contractor Period”). Primary Contractor shall provide the Contractor Services as necessary and at the request of Insurint, and shall be paid directly by Insurint. In the event that Primary Contractor becomes unavailable or unable to provide the Contractor Services for any reason at any time before or during the Initial Contractor Period, Vendor agrees to make available to Insurint another contractor with similar skills and experience (“Secondary Contractor”) for the purpose of providing the Contractor Services to Insurint.
12. MISCELLANEOUS PROVISIONS
     12.1 Noncompetition. Vendor shall not, directly or indirectly, incorporate any Insurint Data or Deliverables into the Materials for delivery to any third-party or for use in Vendor’s existing and future business or operations, nor may Vendor create a product that is substantially similar with any product incorporating any of the Deliverables.
     12.2 Independent Contractor. In making, and performing under, this Agreement, Vendor shall be deemed to be acting as an independent contractor of Insurint and neither Vendor nor its employees shall be deemed an agent, legal representative, joint venturer or partner of Insurint. Neither party is authorized to bind the other to any obligation, affirmation or commitment with respect to any other person or entity. Neither party’s employees, consultants or agents are employees, consultants or agents of the other party by virtue of this Agreement and neither party’s employees shall be entitled to participate in any of the other party’s employee benefits. Neither party shall be responsible for payment of workers’ compensation, disability benefits or unemployment insurance, or for withholding or paying employment-related taxes on behalf of the other party or its employees, consultants or agents.
     12.3 Assignment; Binding Effect. Vendor may not assign, delegate or transfer, by operation of law or otherwise, this Agreement (in whole or in part), or any of Vendor’s obligations hereunder, without the prior written consent of Insurint, which consent shall not be unreasonably withheld or delayed. Insurint may assign, delegate or transfer, by operation of law or otherwise, all of its rights under this Agreement to an affiliate or subsidiary of Insurint or to any Person who purchases all or substantially all of the business or assets of Insurint to which this Agreement relates, provided that such Person agrees in advance and in writing to be bound by the terms, conditions and provisions of this Agreement. Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party’s successors and permitted assigns. Any assignment, delegation, or transfer in violation of this provision shall be void and without legal effect.
     12.4 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Vendor are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The parties agree that Insurint or other Users, of such license rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code consistent with this Agreement. Pursuant to Section 365(n)(4) of the United States Bankruptcy Code, Insurint or other Users request that Vendor and its trustees perform this Agreement, provide to Insurint or other Users all applicable intellectual property, and not interfere with the rights of the Insurint or other Users as provided in this Agreement.
     12.5 Third Party Beneficiaries. Except as expressly stated herein, nothing in this Agreement shall confer any rights upon any Person other than the parties and the other Users and their respective successors and permitted assigns.

     12.6 Use of Name. Neither party shall use the name(s), trademarks, trade names, service marks, or other marks of the other party, whether registered or not, in publicity releases or advertising or in any other manner, including company lists, marketing lists or client lists, without securing the prior written approval of an authorized representative of the other party. Further, Vendor shall not provide any Insurint contact or key person information to any affiliate of Vendor or any third party, unless Insurint has approved such in advance. Notwithstanding anything to the contrary contained in this Agreement, in the event of any violation of this Section 12.6, the non-defaulting party shall have, in addition to any other rights and remedies, the right and remedy of applying to any court of competent jurisdiction for an injunction to restrain the defaulting party from continuing the violation.
     12.7 Governing Law, Dispute Resolution. Any dispute between the parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement and with respect to the performance by Vendor or Insurint, shall be resolved as provided in this Section 12.7.
          12.7.1 Prior to instituting formal proceedings, Insurint and Vendor shall attempt to resolve all disputes arising out of or relating to this Agreement through internal escalation to senior executives that do not dedicate substantial attention to the daily performance of this Agreement. If the Parties are unable to resolve any disputes after compliance with such informal escalation processes, either party shall be permitted to institute formal proceedings pursuant to Section 12.7.2. This Section 12.7.1 shall not be construed to prevent a party from instituting: (i) formal proceedings earlier to avoid the expiration of any applicable limitations period; (ii) claims for injunctive relief or other equitable relief, if necessary to protect its interests pending completion of any informal escalation process; or (iii) proceedings to preserve a superior position with respect to other creditors. Nothing in this Agreement shall limit either party’s right to any other remedies in equity or at law, including the recovery of damages.
          12.7.2 For all litigation that may arise with respect to this Agreement, each party expressly consents to the jurisdiction of the state or federal courts in the Commonwealth of Pennsylvania and hereby further irrevocably waive any claim that any such court lacks jurisdiction over it, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement brought in any of the aforesaid courts, that any such court lacks jurisdiction over it. The parties hereby irrevocably waive any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement the courts referred to in this Section and hereby further irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. The parties further irrevocably consent to the service of process from any of the aforesaid courts by mailing copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth in the opening paragraph of this Agreement, with such service of process to become effective ten days after such mailing.
          12.7.3 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to its choice of law principles and without regard to the United Nations Convention on the International Sale of Goods.
     12.8 Notices.
          12.8.1 Any notice required to be given or delivered to either party under the terms of this Agreement shall be in writing and addressed to such party at the address indicated below or such other address as such party may designate, in writing, from time to time.

In the case of Insurint:	c/o Health Benefits Direct Corporation
5 Radnor Corporate Center
Suite 555
Radnor, Pennsylvania 19087
Attn: P. Pete Zografakis

In the case of Vendor:	Realtime Solutions Group, L.L.C.
20 North Wacker Drive, Suite 4000
Chicago, Illinois 60606
Attn: Gregg Antenen

          12.8.2 All notices shall be deemed to have been given or delivered when actually received.
          12.8.3 A party may from time to time change its address or designee for notification purposes by giving the other party prior written notice of the new address or designee and the date upon which it shall become effective.
     12.9 Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by an authorized representative of each of the parties.
     12.10 Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.
     12.11 No Waiver. No term or provision of this Agreement shall be considered waived by either party, and no breach consented to by either party, unless such waiver or consent is in writing and signed on behalf of the party against whom it is asserted. No consent to or waiver of a breach of this Agreement by either party, whether express or implied, shall constitute a consent to, waiver of or excuse for any other, different or subsequent breach of this Agreement by such party.
     12.12 Agreement is Controlling. If there is any inconsistency or conflict between the provisions of the main body of this Agreement and the provisions of any exhibit hereto, the provisions of the main body of this Agreement shall be controlling and shall govern, except to the extent such provisions are expressly superseded by the provisions of such Exhibit.
     12.13 Counterparts; Execution and Delivery. The main body of this Agreement may be executed in two counterparts, both of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Each such document shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original or facsimile signatures of each of the parties.
[Remainder of page intentionally left blank; signature page follows on next page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

INSURINT CORPORATION

By:	/s/ Charles Eissa

Name: Charles Eissa
Title: President

REALTIME SOLUTIONS GROUP, L.L.C.

By:	/s/ Gregg Antenen

Name: Gregg Antenen
Title: Managing Director

HEALTH BENEFITS DIRECT CORPORATION

By:	/s/ Charles Eissa

Name: Charles Eissa
Title: President and Chief Operating Officer

Exhibit A
Software and Fees
1. Description of Software: Realtime Solutions Group’s Straight Through Processing software (“Realtime STP”) and any updates and modifications and improvements thereto. Realtime STP includes access to electronic signature and third party data capabilities which will have separate transaction charges for their use.
2. License Fees and Payment Schedule: The License Fee for the installation of the Software and use thereof by the users hereunder is $550,000. The License Fee is due and payable at the time the Agreement is executed and the Materials have been delivered to Insurint and shall be paid with 216,612 unregistered shares of HBDC’s Common Stock (the “Shares”). Concurrently with the delivery of the Shares, the parties shall enter into a Registration Rights Agreement, which will provide for piggyback registration rights for the Shares. Transaction fees for use of the electronic signature and third party data capabilities of the system are not included in this License Fee.
3. Maintenance Fees and Payment Schedule: Maintenance Services shall be provided by Vendor to Insurint at no charge for the Initial Period. Following the Initial Period, Vendor shall provide, at the option of Insurint, further Maintenance Services for an annual fee of $100,000, payable in cash or in additional shares of HBDC Common Stock (the “Additional Shares”). The number of Shares to be delivered shall be determined by dividing $100,000 by the average of the high and low prices of HBDC’s Common Stock during the ten trading day period ending on the trading date three days preceding the delivery of the Additional Shares. Any fractional shares shall be paid in cash. The Additional Shares shall be included in the Registration Rights Agreement.

Exhibit B
Professional Services
1. Professional Services.
     1.1 Provision of Professional Services. Insurint may retain Vendor to perform Professional Services and prepare Deliverables, in each case as described in individual Statements of Work agreed upon and entered into by the parties from time to time, and Vendor agrees to furnish the Professional Services and prepare the Deliverables on the terms and subject to the conditions set forth in the Agreement and this Exhibit B.
     1.2 Statements of Work (each an “SOW”).
          1.2.1 The initial SOW is attached hereto as Attachment B-1. Additional SOWs shall be in a form substantially similar to the initial SOW, with such changes as are necessary to reflect the details of the project that is the subject to the applicable additional SOW and such other changes as are agreed to by Insurint and Vendor therein.
          1.2.2 Each SOW shall provide a schedule (which may include, without limitation, milestones dates) for completion of the Professional Services and Deliverables required thereunder. Each SOW shall detail the specifications applicable to any Deliverables required under such SOW. Vendor shall provide the Professional Services at the locations specified in the applicable SOW.
     1.3 Changes in Scope. Insurint may request changes that affect the scope or duration of the Professional Services under any SOW, including changes in the specifications for the Deliverables. If Insurint requests such a change, Vendor shall promptly notify Insurint if Vendor believes that an adjustment in the fees for Professional Services or an adjustment to the schedule is required. Insurint also may request a change in the schedule without changing the scope of the Professional Services. In either case, the parties shall negotiate in good faith a reasonable and equitable adjustment in the fees for Professional Services, the schedule, and the specifications, as applicable, and shall confirm such changes in a writing signed by the parties. Vendor shall continue to furnish Professional Services pursuant to the existing SOW until such changes have been agreed to by the parties in writing.
     1.4 Project Managers. Each party shall designate a “Project Manager” under each SOW who shall be the principal point of contact between the parties for all matters relating to that SOW. Each party may designate a new Project Manager by written notice to the other party.
     1.5 Customer’s Facilities; Compliance with Rules and Policies. When Professional Services are provided at Insurint’s facility, Insurint shall provide reasonable workspace and other facilities consistent with the requirements of the Professional Services to be provided under the applicable SOW.
          While at Insurint’s facilities, Vendor and its personnel shall observe and follow Insurint’s work rules, policies, and standards as the same are communicated from time to time, including those rules, policies, and standards of Insurint relating to security of and access to data, facilities, telephone systems, electronic mail systems, and computer systems.
          Vendor acknowledges and agrees that upon ten (10) days prior written notice to Vendor, Insurint may conduct an audit of all copies of Vendor’s records relating to Vendor’s obligations under this Section 1.5 to determine if Vendor is in compliance with the terms and conditions hereof. The audit shall be conducted during Vendor’s normal business hours and conducted so as to minimize any interference with Vendor’s normal business. In the event any such audit discloses any breach of the terms of Section 1.5 by Vendor, Vendor shall, in addition to such other rights and remedies as may be available to Insurint as the result of such breach, pay to Insurint the full costs and expenses of such audit.
     1.6 Changes in Vendor Personnel Requested by Insurint. If Insurint becomes dissatisfied with any of Vendor’s personnel providing the Professional Services, Insurint may notify Vendor of the details of its dissatisfaction, and the parties shall cooperate to remedy the problem as soon as reasonably possible.
2. Acceptance Testing.
     2.1 Delivery of Deliverables. When Vendor has completed a Deliverable under an SOW, Vendor shall deliver such Deliverable (in source code, object code and byte code form) to Insurint so that Insurint may determine whether the Deliverable substantially conforms to the applicable specifications using (a) such acceptance testing criteria as may be set forth in the applicable SOW, or (b) if there are no such acceptance testing criteria set forth in the applicable SOW, then such tests and procedures as Insurint may deem appropriate.

     2.2 Acceptance Testing Period. Insurint shall have 30 days after receipt of each Deliverable, and again upon the Delivery of the final Deliverable (or certification by Vendor that it has met the final milestone under the applicable SOW, if any) to test the Deliverable (the “Deliverable Acceptance Testing Period”) to determine whether it substantially conforms with the applicable specifications, and with respect to the final Deliverable, to determine whether the Deliverables as a whole substantially conform to the applicable specifications. If Insurint notifies Vendor in writing of any substantial Nonconformities in any Deliverable within the applicable Deliverable Acceptance Testing Period, Vendor shall make continuous, commercially reasonable efforts to repair or replace such item within 10 days of its receipt of such notice of Nonconformities and shall deliver a Certificate of Compliance to Insurint to indicate that Insurint may begin retesting.
     2.3 Acceptance. If Insurint does not notify Vendor of any Nonconformities within the applicable Deliverable Acceptance Testing Period, Insurint shall be deemed to have accepted the Deliverable. Should Vendor fail to correct a Nonconformity within 30 days of receiving written notice of such Nonconformity, Insurint may terminate the applicable SOW, whereupon Vendor shall refund to Insurint the fees for Professional Services pre-paid to Vendor for such Deliverable.
     2.4 No Release; No Waiver. Acceptance of any particular Deliverable by Insurint in accordance with the provisions of this Section 2 shall not, and shall not be deemed to, release Vendor from its warranty or other obligations set forth in this Agreement, or constitute a waiver by Insurint of any of its rights under this Agreement.
3. Warranty Period. The Deliverable Warranty Period shall begin on the date the Deliverable (and its Documentation) is “accepted” by Insurint and shall terminate 12 months thereafter. If Insurint, within the Deliverable Warranty Period, notifies Vendor of any Nonconformity in the Deliverable, then Vendor shall use commercially reasonable efforts to correct the Nonconformity. If Vendor is unable to correct the Nonconformity within 30 days, Vendor shall, if so requested by Insurint, promptly refund to Insurint any fees paid by Insurint for the defective Deliverable.
4. Fees, Invoicing and Payment. During the term of each SOW, Insurint shall pay to Vendor the fees for Professional Services set forth in the applicable SOW. The Professional Services may be performed by Vendor on either a time and materials basis or on a fixed price basis, or a combination thereof, in each case as set forth in the applicable SOW. Vendor acknowledges that Insurint shall not be obligated to pay any amounts above those set forth in the applicable SOW.
5. Hire Restriction. Unless otherwise mutually agreed to by the parties in writing, Insurint agrees not to hire or to solicit the employment of any employees or consultants of Vendor during the term of this Agreement or the performance of any SOW for the term of such SOW and for 12 months thereafter. Unless otherwise mutually agreed to by the parties in writing, Vendor agrees not to hire or to solicit the employment of any of the Insurint’s employees or consultants assigned to Vendor to perform services under any SOW during the term of such SOW and for 12 months thereafter.
6. Termination.
     6.1 Termination of SOW. Insurint may terminate any SOW hereunder at any time on written notice to Vendor if Vendor breaches any material term or condition of this Exhibit B and does not cure such breach within 30 days following its receipt of written notice thereof from the terminating party. Without limiting the foregoing, Insurint shall have the right at any time, with or without cause, to terminate any SOW upon providing 10 days’ prior written notice to Vendor.
     6.2 Upon Termination. Upon termination of any SOW, Vendor shall immediately deliver to Insurint any Deliverables specified in the terminated SOW, whether any such Deliverable has been partially or fully completed, and Insurint shall pay to Vendor any fees for Professional Services rendered up to the date of termination.

Exhibit C
Maintenance Availability and Response Times
     See attached.

Exhibit C
MAINTENANCE SERVICES
1. TERM. Vendor shall provide Maintenance Services to Insurint for the first 12 months from the date of acceptance of the Software (the “Initial Period”). At least 90 days prior to the end of the Initial Period, Vendor shall notify Insurint that such period is about to expire. Insurint may terminate Maintenance Services upon 30 days’ written notice. Subject to the provisions of the Agreement allowing for termination, Vendor agrees, at the request of Insurint, to offer Maintenance Services for at least 12 months beyond the Initial Period.
2. MAINTENANCE SERVICES.
     2.1 Definition of Problem. “Problem” shall mean a question or issue with respect to, or a defect in or failure of, the Software (or, if applicable, its Documentation) to operate in conformance with its applicable specifications and Documentation.
     2.2 Telephone Support; Defect Reporting. Insurint shall report any Problems to Vendor by telephone or by email as described in this paragraph. Vendor shall provide telephone assistance to Insurint with respect to the identification and resolution of Problems, and with respect to the general operation of the Software, at telephone numbers designated by Vendor from time to time. Telephone support provided by Vendor will be available from 9:00 am to 6:00 pm Eastern Time Monday through Friday.
     2.3 Problem Fixes.
          2.3.1 Classification of Problems. Based on communications between Insurint and Vendor under Section 2.2 above, Insurint shall determine, in accordance with the following table, the “Severity Level” of the Problem.

Severity Level	Definition

1	A Problem that causes the Software to crash or be unavailable for use and which has no acceptable work-around.

2	A Problem that affects multiple users of the Software and prevents effective use of an essential feature or essential features of the Software, but which does not cause the Software to be unavailable for use in whole.

3	A Problem that affects productivity or ease of use of the Software and for which there is typically a work around.

4	A Problem that does not materially affect Insurint’s ability to use the Software (e.g., user interface inconveniences).
The parties agree to consider any Problem negatively impacting the security of the Software, or the security of Insurint’s systems as a result of the Software, as a Severity Level 1 Problem.
     2.4 Problem Response and Resolution. Based on the “Severity Level” of the Problem, each of Vendor and Insurint shall take the following actions:

Severity Level	Vendor Responsibilities	Insurint Responsibilities

1	Acknowledge and assign immediately. Vendor’s client support and production support teams will work continuously until fixed, 24x7 if not resolved by the close of the business day.	Call at time of opening ticket (email not acceptable for Severity 1). Be available to answer questions, provide information, and receive and install code fix immediately, 24x7 if not resolved by the close of the business day.

Severity Level	Vendor Responsibilities	Insurint Responsibilities

2	Acknowledge and assign immediately. Vendor’s client support and production support teams will work continuously within normal business hours until resolved.	Be available to answer questions, provide information within 4 hours of request. Install/test fix providing feedback.

3	Acknowledge within one business day. Ticket will be assigned when possible, based on the priority set by Insurint and Vendor.	Provide information and answer questions within one business day.

4	Acknowledge within one business day. Ticket will be assigned when possible, based on the priority set by Insurint and Vendor.	Provide information and answer questions within three business days.
     2.5 Updates. Vendor will provide Insurint with all new releases, enhancements, updates, corrections, patches, bug-fixes, or other modifications (regardless of how characterized) to the Software (and, if applicable, to the source code to the Software) that are distributed, designed, developed, or created by or for Vendor (each, an “Update”), and shall provide such Updates to Insurint at the same time as Vendor provides them to other users or licensees of the Software. Vendor will ensure, by providing appropriate Updates, that the Software contains security features that are consistent with industry best practices. Other than the Maintenance Fees (if any), Vendor shall not charge Insurint for any Updates while Maintenance Services are in effect. All Updates shall be deemed a part of the Software for the purposes of the licenses granted by Vendor to Insurint under the Agreement. The foregoing sentence shall survive any termination of this Exhibit C.
     2.6 Compliance with Insurint Policies. While at Insurint’s facilities, Vendor and its personnel shall observe and follow Insurint’s work rules, policies, and standards as the same are communicated to Vendor from time to time, including those rules, policies, and standards of Insurint relating to security of and access to data, facilities, telephone systems, electronic mail systems, and computer systems.